Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.

    (formerly known as Ruth’s Chris

    Steak House, Inc.):

We consent to the incorporation by reference in the registration statement on Form S-3 of Ruth’s Hospitality group, Inc. of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. as of December 28, 2008 and December 30, 2007, and the related consolidated statements of income (loss), shareholders’ equity (deficit) and cash flows for the fifty-three weeks ended December 31, 2006, fifty-two weeks ended December 30, 2007, and fifty-two weeks ended December 28, 2008, and the effectiveness of internal control over financial reporting as of December 28, 2008, which reports are included in the Annual Report on Form 10-K for the year ended December 28, 2008 of Ruth’s Hospitality Group, Inc. and also to the reference to us under the heading “Experts” in the Prospectus, which is a part of the registration statement.

Our report on the consolidated financial statements dated March 13, 2009 contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, in fiscal year 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in fiscal year 2007.

/s/ KMPG LLP

June 25, 2009

Orlando, Florida

Certified Public Accountants